Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ikanos Communications, Inc.’s Annual Report on Form 10-K for the year ended January 1, 2012.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 23, 2012